Exhibit 10.1

DIVERSA CORPORATION

June 20, 2007

Mr. Carlos Riva

P.O. Box 137

Hamilton, MA 01936

Dear Carlos:

We are pleased to confirm the compensation agreement between you and Diversa Corporation (the “Company”). In consideration of the covenants and agreements set forth below, the Company hereby employs you, and you hereby agree to be employed by the Company, on the following terms and conditions:

1. Term. This letter agreement (the “Agreement”) shall become effective as of the closing date of the merger of Celunol Corp. (“Celunol”) with one of the Company’s subsidiaries (“Merger Sub”) contemplated by the Agreement and Plan of Merger and Reorganization entered into as of February 12, 2007 among the Company, Celunol and Merger Sub (such closing date, the “Effective Date”) and shall continue until it is terminated by you or the Company in accordance with, and subject to the obligations set forth in, the provisions of Section 5 below (the “Term”).

2. Duties and Responsibilities. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of President and Chief Executive Officer. You shall have such executive responsibilities and duties as are assigned by the Board of Directors of the Company (the “Board”) and are consistent with the positions of President and Chief Executive Officer. In the performance of your duties and responsibilities hereunder, you shall regularly report to the Board. You agree to devote your full business time, attention and energies to the business and interests of the Company during the Term of this Agreement and you will not accept any outside position without the prior written consent of the Board, except that you may serve on up to a maximum of two boards of directors provided that you have approval of the Board’s Compensation Committee and provided that your time spent in such service is reasonable and does not detract from the performance of your duties to the Company. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which would restrict your performance under this Agreement. You shall, subject to election and re-election by the Company’s shareholders in accordance with the Company’s Articles of Incorporation and Bylaws, be appointed to serve in the class of Board directors whose terms expire at the Company’s 2007 annual stockholders’ meeting and nominated to serve in the class of directors to be elected at the 2007 annual stockholders’ meeting, or, if the 2007 annual stockholders’ meeting has already occurred at the time of your appointment to the Board, you will be appointed to serve in the class of directors whose terms expire at the Company’s 2010 annual stockholders’ meeting. In connection with the termination of your employment by the Company as President and Chief Executive Officer, you shall resign from the Board effective simultaneously with the effective date of such termination.

Carlos Riva

June 20, 2007

You shall fulfill your duties and responsibilities to the Company hereunder primarily from the Company’s corporate office located in Dedham, MA, or, in the event the Company relocates its principal office, from such future location, provided that the Company shall not require you to maintain your principal place of work in any location that is more than fifty (50) miles outside of Boston, MA without your prior consent, provided, however that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

3. Compensation and Benefits. Subject to your adherence to all of your responsibilities under this Agreement, during the Term of this Agreement you shall be entitled to receive the following compensation and benefits.

(a) Base Salary. Commencing on the Effective Date, and during the Term of this Agreement, the Company will pay you a base salary at the monthly rate of $38,333.34 (“Base Salary”), minus withholdings as required by law or other deductions authorized by you, which amount shall be paid to you in periodic installments in accordance with the Company’s payroll practices then in effect. Your Base Salary shall be subject to review on an annual basis by the Board of Directors or its Compensation Committee.

(b) Incentive Bonus. For each calendar year during the Term of this Agreement, you will be eligible to receive an annual performance-based incentive bonus, based upon the achievement of milestones set by the Board, of up to a maximum of sixty percent (60%) of the Base Salary earned during such period. Any incentive bonus earned by you will be paid in accordance with the Company’s standard practices and policies regarding bonuses. The milestones required to achieve payment of the bonus will be established by the Board of Directors, after consultation with you.

(c) Benefits. During the Term of this Agreement, you shall be entitled to participate, to the extent you are otherwise eligible, in all group insurance programs or other fringe benefit plans which the Company shall make available to similarly situated employees. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

(d) Vacation. You will be entitled to four (4) weeks of vacation per calendar year, in accordance with the Company’s vacation policy as in effect from time to time.

(e) Stock Options. Upon approval by the Board of Directors you will be granted, on the Effective Date, an option to purchase one million (1,000,000) shares of the Company’s common stock (the “Option”) which shall vest over four (4) years for so long as you are employed by the Company on the designated vesting dates as follows: i) on the final day of the quarter of the calendar year first following the fifteen month anniversary of the Effective Date, one-twelfth (1/12th) of the Option shares shall vest; and ii) an additional 1/12th of the Option shares shall vest on the final day of each quarter of each calendar year thereafter.

Carlos Riva

June 20, 2007

(f) Business Expense Reimbursement. The Company shall reimburse you for the travel, entertainment and all other business related expenses reasonably incurred by you in the performance of your duties hereunder in accordance with the Company’s policies as in effect from time to time for senior executives.

4. Confidential and Proprietary Information; Restrictive Covenants; Non-solicitation; Indemnification.

(a) Covenant not to Compete. You acknowledge that by virtue of your employment pursuant to this Agreement, you will have access to valuable trade secrets and other confidential business and proprietary information of the Company. Except with the prior written consent of the Board you will not, during your employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, member of any association, or otherwise, in any phase of the business of researching, developing, manufacturing, or marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. Except with the prior written consent of the Board, you shall not, during your employment by the Company and for a period of one (1) year thereafter (the “Restricted Period”), engage in competition with the Company or any of its Affiliates, either directly or indirectly, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, member of any association, or otherwise, in any phase of the business of the research, development, manufacturing, production, sales, or marketing of biofuels.

(b) Agreement not to Participate in Company’s Competitors. During any period during which you are receiving compensation or consideration from the Company, you will not acquire, assume, or participate in, directly or indirectly, any position, investment, or interest known by you to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

(c) Non-solicitation. During the Restricted Period you shall not, either directly, or through others: (1) hire any individual who is at that time, or who was during the one (1) year immediately prior thereto, an employee, consultant or independent contractor of the Company or any Affiliate; (2) solicit or attempt to solicit any individual who is at that time, or who was during the one (1) year immediately prior thereto, an employee, consultant or independent contractor of the Company or any Affiliate to terminate his or her relationship with the Company or any Affiliate in order to become an employee, consultant or independent

Carlos Riva

June 20, 2007

contractor to or for any person or business entity; or (3) solicit or attempt to solicit the business of the Company or any Affiliate, investor, client, customer, supplier, service provider, vendor, or distributor of the Company or any Affiliate that is at that time, or that was during the one (1) year immediately prior thereto, doing business with the Company or any Affiliate or listed on the Company or any Affiliate’s investor, client, customer, supplier, service provider, vendor or distributor lists.

(d) Employee Invention and Non-Disclosure Agreement. As a condition of employment, you agree to execute and abide by the Company’s standard Employee Invention and Non-Disclosure Agreement.

(e) Indemnification. The Company agrees to indemnify you against third party claims based upon, related to, or arising from your performance of services pursuant to this Agreement in accordance with the Company’s Articles of Incorporation and Bylaws, and as required by law.

5. Termination. You and the Company shall be free to terminate this Agreement as follows and subject to the payment obligations set forth herein:

(a) By the Company for Cause. The Company shall have the right to terminate your employment hereunder at any time for “Cause.” For purposes of this Agreement only, “Cause” shall be defined to include (1) material misconduct in the performance of your duties and responsibilities hereunder, (2) your material failure, refusal or inability (other than for reasons of disability) to perform your duties and responsibilities hereunder or to carry out any lawful direction of the Board of Directors, (3) breach by you of a material term of this Agreement, the Employee Invention and Non-Disclosure Agreement, or any other agreement between you and the Company, (4) conviction of or plea of nolo contendere to, a felony or other crime involving moral turpitude, or imprisonment for any crime; provided, however, that in the event of a potential termination for Causes 2 or 3 above, such termination may not occur until at least thirty (30) days after the Company has provided you with a detailed written notice of the ground(s) for the termination, and then only if you have failed to correct the behavior giving rise to such potential termination; (5) your material failure to comply with Company policies including but not limited to Equal Employment Opportunity and Harassment policies, Professional Conduct policy, and/or Code of Business Conduct and Ethics policy; and (6) your violation of any statutory or fiduciary duty owed to the Company. Notwithstanding any other provision of this Agreement, in the event of a termination for Cause pursuant to this paragraph, the Company shall only be obligated to pay you (i) your Base Salary through the date of your termination, (ii) your accrued but unused vacation, (iii) any earned, but unpaid, performance bonus described in Section 3(b) with respect to the calendar year immediately preceding the year in which your employment is terminated, based on the achievement of the performance milestones established for such calendar year in accordance with Section 3(b), as determined by the Board of Directors, and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect (collectively, the “Accrued Obligations”).

Carlos Riva

June 20, 2007

(b) Death; Disability. Your employment hereunder shall terminate in the event of your death and in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative), from substantially performing your duties and responsibilities hereunder for one or more periods totaling ninety (90) days in any twelve (12) month period. In the event of a termination of your employment pursuant to this paragraph, you or your estate, as applicable, shall be entitled to receive payment of the Accrued Obligations.

(c) Termination by the Company Other Than for Cause. The Company shall have the right to terminate your employment hereunder at any time other than for Cause. In the event of a termination by Company pursuant to this paragraph, you shall be entitled to receive payment of the Accrued Obligations and the following severance pay and related benefits:

(i) the Company will pay you severance pay in the amount of your then-current Base Salary for a period of twelve (12) months after your termination date, minus required withholdings, which severance payments will be made to you on the Company’s normal payroll cycle;

(ii) the Board of Directors or the Compensation Committee may elect to pay to you a pro rated bonus for the year in which your employment is terminated, but any such payment shall be in the sole discretion of the Board of Directors or the Compensation Committee;

(iii) should you elect to continue your group health and dental insurance benefits in accordance with the provisions of COBRA following the date of your termination, the Company shall pay the full premium for such health and dental insurance continuation benefits for a period of twelve (12) months after the termination date; and

(iv) notwithstanding the terms of any stock option grants and/or restricted stock awards, the vesting of all options to purchase Company stock held by you will automatically accelerate such that, effective on the date of such termination, you will be deemed vested in the same number of option shares as if you had remained employed by the Company for a period of period of twelve (12) months following the date of termination and all restricted stock held by you that would otherwise vest over the twelve (12) months following the date of termination shall automatically and immediately vest and no longer be subject to forfeiture or a right to repurchase by the Company.

Your right to receive such severance pay, stock and/or option accelerated vesting benefits, and related benefits as set forth in this paragraph 5(c) shall be contingent upon (x) your compliance with all of your obligations under this Agreement and the Employee Invention and Non-Disclosure Agreement, and (y) your delivery to the Company of a fully effective general release of all claims against the Company and its affiliates in the form attached hereto as Exhibit A or in such other form as may be specified by the Company.

Carlos Riva

June 20, 2007

(d) Termination by You for Good Reason. In the event that you resign your employment with Company at any time, by providing to the Company a written notice of resignation within sixty (60) days following an event constituting “Good Reason,” as that phrase is defined below, your resignation shall be deemed to be a termination of your employment by the Company other than for Cause pursuant to paragraph 5(c) above, in which event both you and the Company shall have your respective rights and obligations in the event of such a termination. In the event that you do not send the Company a written notice of resignation pursuant to this paragraph within sixty (60) days following an event constituting Good Reason, your rights under this paragraph 5(d) shall cease. For purposes of this Agreement, the phrase “Good Reason” shall mean any of the following actions by the Company without your consent: (i) your demotion to a position other than President and Chief Executive Officer, or a material reduction in your duties or responsibilities as described in Section 2 of this Agreement, (ii) a material reduction in your Base Salary, provided, however, that a reduction in your Base Salary shall not constitute Good Reason if it is made in connection with an across-the-board reduction of all senior executives’ annual base salaries, (iii) material reduction of your ability to participate in the Company’s fringe and benefit plans, other than any reduction that is part of a general reduction or other concessionary arrangement affecting all senior officers, (iv) the Company requires you to permanently relocate your office to a location outside the geographic area described in Section 2 of this Agreement; or (v) any other conduct that constitutes a breach by the Company of a material term of this Agreement, or any other written agreement between the Company and you; provided that in the event of a termination for Good Reason, such termination may not occur until at least thirty (30) days after you have provided the Company with a detailed written notice of the ground(s) for termination, and then only if the Company has failed to correct the behavior giving rise to such potential termination.

(e) Termination by You for Any Other Reason. You shall have the right to terminate your employment hereunder at any time for any reason not otherwise covered by paragraph 5(d) by providing ninety (90) days’ prior written notice to the Company. In the event of a termination by you pursuant to the preceding sentence, the Company shall only be obligated to pay you the Accrued Obligations. The Company shall be obligated, however, to continue to pay your full compensation as described in Section 3 hereof up to and through the expiration of the ninety (90) day notice period.

6. Specific Performance. You recognize and agree that the Company’s remedy at law for breach of the Employee Invention and Non-Disclosure Agreement would be inadequate, and further agree that, for breach of such provisions, the Company shall be entitled to seek injunctive relief and to enforce its rights by an action for specific performance.

7. Payment of Legal Fees; Certain Tax Issues.

(a) Legal Fees. The Company shall reimburse you for reasonable documented legal fees incurred by you in connection with the execution and negotiation of this Agreement, up to a maximum of $5,000.

Carlos Riva

June 20, 2007

(b) Withholding. All payments made to you pursuant to this Agreement or otherwise in connection with your employment shall be subject to the usual withholding practices of the Company and will be made in compliance with existing federal and state requirements regarding the withholding of tax.

(c) Application of Internal Revenue Code Section 409A. If the Company determines that any of the severance benefits provided by this Agreement in Section 5 fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to the Severance Benefits payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Board may attach conditions to or adjust the amounts paid pursuant to Section 8(c) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 4.4.4; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

(d) Parachute Payment. In the event the benefits provided by this Agreement, when aggregated with any other payments or benefits received by you, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

Carlos Riva

June 20, 2007

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

8. Continuation of Employment. You understand, acknowledge and agree that this Agreement does not create an obligation for the Company or any other person to continue your employment and, subject to your right to receive compensation and benefits as provided in Section 5, you will be an at-will employee and the Company may terminate your employment at any time subject to any notice provisions set forth in this Agreement.

9. Choice of Law. This Agreement, and all disputes arising under or related to it, shall be governed by the law of the Commonwealth of Massachusetts.

10. Arbitration. All disputes arising out of this Agreement (other than initial applications for injunctive relief under the Employee Invention Agreement) shall be resolved by final and binding arbitration. The arbitration shall be conducted in Boston, Massachusetts under the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes employing a single arbitrator selected upon mutual agreement of the parties. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including an award of attorneys’ fee and costs to the prevailing party. Each party will be responsible for their own costs and attorney’s fees, other than the costs for AAA and the single arbitrator, which shall be borne by the Company.

11. Assignment. This Agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company and the Company’s successors and assigns. This Agreement may not be assigned by you. Any assignment in contravention of this Section 12 shall be null and void.

Carlos Riva

June 20, 2007

12. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13. Consultation with Counsel; No Representations. You agree and acknowledge that you have had a full and complete opportunity to consult with counsel of your own choosing concerning the terms, enforceability and implications of this Agreement. Both you and the Company acknowledge that neither party has made any representations or warranties to the other party concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

14. No Mitigation; No Set Off. In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain.

15. Company Representations. The Company represents and warrants that it is duly authorized to enter into this Agreement, that there is no law, agreement or other legal restriction on its entering into this Agreement, that its Board has approved this Agreement and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company

16. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict your entitlement to full participation in the employee benefit and other plans or programs in which comparable senior executives of the Company are eligible to participate.

17. Integration. This Agreement and the documents attached hereto set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto).

18. Modification; Waiver. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and the Chairman of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Carlos Riva

June 20, 2007

If the foregoing correctly conforms to your understanding of the agreement between you and Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

DIVERSA CORPORATION

	By:	/s/ JIM CAVANAUGH
	Name:	Jim Cavanaugh
	Title:	Chairman of the Board
Agreement Confirmed:

/s/ CARLOS RIVA
CARLOS RIVA

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE OR

RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in Section 5 of the Employment Agreement dated June 20, 2007, to which this form is attached, I, CARLOS RIVA, hereby furnish DIVERSA CORPORATION (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act, the California Fair Employment and Housing Act (as amended), the Massachusetts Fair Employment Practice Act, the Massachusetts law prohibiting age discrimination, the Massachusetts Equal Rights Act, the Massachusetts Sexual Harassment law, and the Massachusetts Equal Pay Law.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under my Employee Invention and Non-Disclosure Agreement (“NDA”). Pursuant to the NDA I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with the NDA.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	June 20, 2007	By:	/s/ CARLOS RIVA
CARLOS RIVA